Mobiquity Technologies

July 26, 2019

Gopher Protocol, Inc.
2500 Broadway, Ste. F125
Santa Monica, CA 90404

Gentlemen:

This is to confirm that by executing a copy of this letter agreement, you agree to exchange Stock Purchase Warrants to purchase One Hundred-Twenty (120,000,000) million shares of Mobiquity Technologies, Inc. Common Stock for Twenty (20,000,000) million shares of Mobiquity Technologies, Inc. Common Stock, bearing any applicable restrictions that may be required by law. Mobiquity Technologies may also pay advisory fees related to this transaction. This letter agreement supersedes all prior written agreements pertaining to this subject matter.

Very truly yours,

MOBIQUITY TECHNOLOGIES, INC.

Dean Julia 08/02/19

Dean L. Julia, Chief Executive Officer

Agreed to and accepted by:

GOPHER PROTOCOL, INC.

____
(authorized officer)
Mansour Khatib CMO & Secretary

35 Torrington Lane, Shoreham, NY 11786
(516) 246- 9422